[front of card]

                    AMERICAN CENTURY-BENHAM CASH RESERVE FUND
                (A SERIES OF AMERICAN CENTURY MUTUAL FUNDS, INC.)

                                                 [american century logo(reg.sm)]
                                                                        American
                                                                 Century(reg.tm)

SPECIAL MEETING OF SHAREHOLDERS-AUGUST 7, 1998

This proxy is solicited on behalf of the Board of Directors of American Century Mutual Funds, Inc. and relates to the proposal which applies to the American Century-Benham Cash Reserve Fund ("Cash Reserve"). By signing below, I (we) appoint as proxies Patrick A. Looby, Charles A. Etherington and Charles C.S. Park and each of them (with power of substitution) to vote for the undersigned all shares of beneficial interest I (we) own in Cash Reserve. The authority I
(we) am granting applies to the above-referenced meeting and any adjournments of that meeting, with all the power I (we) would have if personally present. The shares represented by this proxy will be voted as instructed. Unless indicated to the contrary, this proxy shall be deemed to grant authority to vote "FOR" the proposal relating to Cash Reserve.

YOUR VOTE IS IMPORTANT. Please sign and date this proxy below and return it in the enclosed envelope to: American Century Investments, c/o Proxy Tabulator, P.O. Box 9043, Smithtown, NY 11787-9831, This proxy will not be voted unless it is signed and dated exactly as instructed on this card.

                                    If shares are held by an individual, sign your name exactly as it appears on this card. If shares are held jointly, either party may sign, but the name of the party signing should conform exactly to the name shown on this proxy card. If shares are held by a corporation, partnership or similar account, the name and the capacity of the individual signing the proxy card should be indicated-for example: "ABC Corp., John Doe, Treasurer." Sign exactly as name appears on this card.

                                    _____________________________________
                                    Signature

                                    ____________________________________, 1998
                                    Date


                                 [back of card]

Please indicate your vote below in blue or black ink. Example: /*/ The Board of Directors recommends a vote "FOR" the proposal.

1. Approval of proposed Agreement and Plan of Reorganization and all transactions necessary to implement the Agreement as described in the proxy statement.

         FOR                    AGAINST                   ABSTAIN
        /  /                     /  /                      /  /


                  PLEASE SIGN AND DATE THE FRONT OF THIS CARD